Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [***]) FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of June 21, 2023 (the “Closing Date”), is made and entered into by and between LadRx Corporation, a Delaware corporation (“Assignor”), on the one hand, and XOMA (US) LLC, a Delaware limited liability company (“Assignee”), on the other hand.

RECITALS:

WHEREAS, Assignor sold certain assets to Orphazyme ApS (“Orphazyme”) pursuant to that certain Asset Purchase Agreement, by and between Assignor and Orphazyme, dated as of May 13, 2011, assigned by Orphazyme to Zevra Denmark A/S (“Zevra”), effective as of June 1, 2022 (the “Zevra Agreement”).

WHEREAS, Assignor is entitled to receive certain milestone, royalty, and other payments from Zevra pursuant to the Zevra Agreement (collectively, the “Royalty”).

WHEREAS, Assignor desires to sell, transfer and assign to Assignee all of Assignor’s right, title, and interest in and to the Zevra Agreement, including rights to the Royalty, and Assignee desires to purchase, assume and be bound by all covenants and obligations of Assignor under the Zevra Agreement, upon and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

Article 1

definitions
Section 1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquired Patents” has the meaning ascribed thereto in Article 1 of the Zevra Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” is defined in the preamble.

“Arimoclomol” means the pharmaceutical product known as arimoclomol with the chemical structure set forth on Schedule 1.1.

“Assignee” is defined in the preamble.

“Assignee Fundamental Representations” means the representations and warranties contained in Section 3.2(a) (Existence; Good Standing), Section 3.2(b) (Authorization), Section 3.2(c) (Enforceability), Section 3.2(d) (No Conflicts), and Section 3.2(g) (Brokers’ Fees).

“Assignee Indemnified Parties” is defined in Section 5.1(a).

“Assignee Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, adversely affects in any material respect any one or more of the following: (i) the ability of Assignee to (A) consummate the transactions contemplated by this Agreement and (B) perform its obligations under this Agreement, (ii) the validity or enforceability of this Agreement against Assignee or (iii) the rights and remedies of Assignor under this Agreement.

“Assignor” is defined in the preamble.

“Assignor Fundamental Representations” means the representations and warranties contained in Section 3.1(a) (Existence; Good Standing), Section 3.1(b) (Authorization), Section 3.1(c) (Enforceability), Section 3.1(d) (No Conflicts), Section 3.1(i) (Zevra Agreement and Related Agreements), Section 3.1(j) (Title to Zevra Agreement), Section 3.1(k) (Intellectual Property), and Section 3.1(l) (Brokers’ Fees).

“Assignor Indemnified Parties” is defined in Section 5.1(b).

“Assignor Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, adversely affects in any material respect any one or more of the following: (i) the ability of Assignor to (A) consummate the transactions contemplated by this Agreement and (B) perform its obligations under this Agreement, (ii) the validity or enforceability of this Agreement against Assignor or (iii) the rights and remedies of Assignee under this Agreement.

“Biorex” means, collectively, BIOREX Kutató és Fejlesztö Rt. (“V.A.”), BRX Research and Development Company Ltd, and BRX (UK) Limited and each of their respective successors or assigns.

“Biorex Agreement” means that certain Asset Sale and Purchase Agreement, by and among BIOREX Kutató és Fejlesztö Rt. (“V.A.”), BRX Research and Development Company Ltd, and Assignor, dated as of October 4, 2004, as assigned to BRX (UK) Limited, effective as of November 4, 2008.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, USA are permitted or required by applicable law or regulation to remain closed.

“Closing Date” is defined in the recitals.

“Commercial Sale Milestone” is defined in Section 2.3(b).

“Disclosure Schedules” is defined in Section 3.1.

“Escrow Account” means the escrow account created pursuant to the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement to be entered into by the Assignor, the Assignee and an escrow agent (the “Escrow Agent”), in form and content acceptable to Assignor and Assignee.

“Excluded Liabilities and Obligations” is defined in Section 2.5.

“FDA” means the U.S. Food and Drug Administration, or a successor federal agency thereto in the United States.

“First Commercial Sale” means the first invoiced sale in any country in the Territory of a pharmaceutical product comprising Arimoclomol as an active pharmaceutical ingredient by Zevra or any of its Affiliates or (sub)licensees to a Third Party for end use consumption in such country following receipt of Regulatory Approval required to sell such product in such country.  First Commercial Sale excludes transfers of such product to Third Parties as bona fide samples, as donations, for clinical study purposes or for any expanded access program, compassionate sales or use program (including named patient program or single patient program), indigent program, or for other charitable or promotional purposes or similar limited purposes.

“Governmental Entity” means any:  (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indemnified Party” is defined Section 5.2.

“Indemnifying Party” is defined in Section 5.2.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Knowledge of Assignor” means the actual knowledge of the Knowledge Parties.

“Knowledge Parties” means [***].

“Kriegsman Agreement” means that certain Amended and Restated Employment Agreement between Assignor and Steven A. Kriegsman, dated as of March 26, 2019 as amended.

“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“NDA” means a New Drug Application as described in 21 C.F.R. § 314.50 submitted to the FDA, in the United States with respect to a pharmaceutical product. The term “NDA” shall include all necessary documents, data, and other information concerning the applicable product required for Regulatory Approval of such product as a pharmaceutical product by the FDA.

“NDA Milestone” is defined in Section 2.3(a).

“Net Sales” has the meaning ascribed thereto in Article 1 of the Zevra Agreement.

“Orphazyme” is defined in the recitals.

“Orphazyme Product” has the meaning ascribed thereto in Article 1 of the Zevra Agreement

“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar Liens for amounts not yet due and payable, (ii) statutory Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith by contemporaneous proceeding and (iii) other Liens and encumbrances not incurred in connection with the borrowing of money that do not, in the aggregate, materially and adversely affect the use or value of the affected assets provided that, in each case, such Liens are automatically released upon the sale or other transfer of the affected assets (it being understood that any obligations secured by such “Permitted Liens” shall remain the obligations of Assignor).

“Person” means any individual, corporation, partnership, limited liability company, trust, association, organization, or other entity or Governmental Entity.

“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.

“Purchase Price” means the aggregate purchase price of $5,000,000, to be allocated between this Agreement and the Royalty Purchase Agreement as set forth in Section 2.2(b).

“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary for the development, manufacture or commercialization of a product for one or more indications in such country or regulatory jurisdiction, including, if applicable, necessary pricing and reimbursement approvals in such country or regulatory jurisdiction.

“Regulatory Authority” means any applicable Governmental Entity with jurisdiction or authority over the development, manufacture or commercialization of pharmaceutical or biologic products in a particular country or other regulatory jurisdiction, and any corresponding national or regional regulatory authorities.

“Royalty” is defined in the recitals.

“Royalty Purchase Agreement” means that certain Royalty Purchase Agreement by and between the Assignee and Assignor of even date hereof.

“Royalty Reduction” is defined in Section 3.1(i)(ix).

“Royalty Term” has the meaning ascribed thereto in Section 2.9 of the Zevra Agreement.

“Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Territory” means the United States, France, Germany, Italy, Spain, and the United Kingdom.

“Third Party” means any Person other than Assignor, Assignee, or their respective Affiliates.

“Transaction Expenses” is defined in Section 6.4.

“Zevra” is defined in the recitals.

“Zevra Agreement” is defined in the recitals.

“Zevra Instruction” is defined in Section 4.4.

Article 2

Assignment AND Assumption OF THE Zevra Agreement
Section 2.1Assignment and Assumption.  On the Closing Date, Assignor hereby sells, assigns, transfers, and conveys to Assignee all of Assignor’s right, title, and interest in and to the Zevra Agreement, and Assignee hereby purchases, acquires and accepts from Assignor the foregoing assignment and assumes and agrees to perform and comply with all of the covenants and obligations of Assignor under the Zevra Agreement arising as of or after the Closing Date.
Section 2.2Purchase Price
(a)Purchase Price. On the Closing Date, Assignee hereby agrees to deliver (or cause to be delivered) payment of the Purchase Price less the Transaction Expenses to Assignor by wire transfer of immediately available funds to one or more accounts specified by Assignor on Exhibit A.
(b)Allocation of Purchase Price. After the Closing Date, the parties hereto shall use reasonable efforts to allocate the Purchase Price, as mutually agreed, between this Agreement and the Royalty Purchase Agreement within sixty (60) days of the Closing Date.
Section 2.3Post-Closing Payments.
(a)Subject to Section 4.5 and upon Assignor’s receipt of written confirmation from Assignee of FDA acceptance for review of an Arimoclomol re-submission of an NDA filing (the “NDA Milestone”), Assignee shall make a one-time payment to Assignor of $1,000,000 by wire transfer of immediately available funds as directed by Assignor thirty (30) days after Assignee’s receipt of an invoice.
(b) Subject to Section 4.6 and upon Assignor’s receipt of written confirmation from Assignee of the First Commercial Sale of Arimoclomol (the “Commercial Sale Milestone”), Assignee shall make a one-time payment to Assignor of $1,000,000 by wire transfer of immediately available funds as directed by Assignor thirty (30) days after Assignee’s receipt of an invoice.

Assignor hereby agrees and acknowledges that: (i) such payments pursuant to this Section 2.3 are contingent payment obligations of Assignee and there can be no assurance regarding the occurrence of the NDA Milestone or Commercial Sale Milestone; (ii) Assignee shall have no obligation or liability with respect to such payment unless and until the NDA Milestone and/or the Commercial Sale Milestone has occurred; and (iii) Assignee shall have the right, but not the obligation, to deduct from such payments, in whole or in part, amounts owed by Assignor or claimed in good faith to be owed by Assignor to any Assignee Indemnified Party whereby Assignee simultaneous with the deduction also shall submit a notice of claim as set forth in Section 5.2 if such notice of claim has not previously been submitted;[***].

Section 2.4Withholding Taxes. Notwithstanding anything herein to the contrary, Assignee shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended, or otherwise under applicable law.  To the extent that amounts are so deducted and withheld, such amounts shall be (i) remitted by the deducting or withholding Person to the applicable taxing authority to the extent required by applicable law, and (ii) treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. Assignee shall use commercially reasonable efforts to (a) provide Assignor with written notice prior to withholding any amounts pursuant to this Section 2.4 and (b) cooperate with Assignor (at Assignor’s cost and expense) in mitigating any such proposed withholding whether by means of assisting in the preparation and filing of required documentation or otherwise.
Section 2.5No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, Assignee is purchasing, acquiring and accepting only Assignor’s right, title, and interest in and to the Zevra Agreement including any liability or obligation of Assignor under the Zevra Agreement arising as of or after the Closing Date. Except with respect to the liabilities and obligations of Assignor under the Zevra Agreement arising as of or after the Closing Date, Assignee is not assuming any liability or obligation of Assignor or any of Assignor’s Affiliates of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, mature or unmatured, and currently existing or hereinafter arising, including the following (collectively, the “Excluded Liabilities and Obligations”):
(a) any liability or obligation of Assignor or any of Assignor’s Affiliates under the Zevra Agreement related to any action, event, circumstance or condition arising prior to the Closing Date;
(b)any liability arising from or related to any noncompliance with any law applicable to Assignor; and
(c)any liability or obligation of Assignor or any of Assignor’s Affiliates under the Biorex Agreement or the Kriegsman Agreement.

All Excluded Liabilities and Obligations shall be retained by and remain liabilities and obligations of Assignor or Assignor’s Affiliates, as the case may be.

Article 3

REPRESENTATIONS AND WARRANTIES
Section 3.1Assignor’s Representations and Warranties. Except as set forth in the disclosure schedules delivered by Assignor to Assignee (the “Disclosure Schedules”), Assignor represents and warrants to Assignee that as of the Closing Date:
(a)Existence; Good Standing. Assignor is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Assignor is duly licensed or qualified to do business and in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, an Assignor Material Adverse Effect.
(b)Authorization. Assignor has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor.
(c)Enforceability. The Agreement has been duly executed and delivered and constitutes a valid and binding obligation of Assignor enforceable against Assignor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

(d)No Conflicts. The execution, delivery and performance by Assignor of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of Assignor, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to Assignor, (iii) contravene or conflict with or constitute a default under the Zevra Agreement or (iv) contravene or conflict with or constitute a material default under any other material contract or material agreement binding upon or applicable to Assignor, including but not limited to the Biorex Agreement or the Kriegsman Agreement.
(e)Consents. Except for the consent of Zevra that has been obtained on or prior to the Closing Date or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by Assignor in connection with (i) the execution and delivery by Assignor of this Agreement, (ii) the performance by Assignor of its obligations under this Agreement or (iii) the consummation by Assignor of any of the transactions contemplated by this Agreement.
(f)No Litigation.  There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of Assignor, threatened to which the Assignor is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have an Assignor Material Adverse Effect.
(g)Compliance with Laws.  Assignor is not in violation of, and to the Knowledge of Assignor, Assignor is not under investigation with respect to nor has the Assignor been threatened to be charged with or given notice of any violation of, any law or Judgment applicable to Assignor, which violation would reasonably be expected to have an Assignor Material Adverse Effect.
(h)No Undisclosed Events or Circumstances.  Except for the transactions contemplated hereby, no event or circumstance has occurred or exists with respect to Assignor, its Affiliates, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Assignor but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would constitute an Assignor Material Adverse Effect. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of Assignor, threatened against the Assignor or any of its Affiliate which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of Assignor, threatened against or involving Assignor or any of its Affiliates, or any of their respective properties or assets that would be reasonably be expected to result in an Assignor Material Adverse Effect.
(i)Zevra Agreement and Related Agreements.  A true, correct and complete copy of the Zevra Agreement, including any amendments, modifications or side letters thereto, is attached as Exhibit B. Assignor has delivered to Assignee true, correct and complete copies of all formal written notices provided to Assignor pursuant to Section 7.3 of the Zevra Agreement, since the date of execution of the Zevra Agreement.  Assignor has delivered to Assignee true, correct and complete copies of all formal written notices provided to Assignor pursuant to Section 8.5 of the Biorex Agreement and Section 15 of the Kriegsman Agreement, each since the date of execution of the Biorex Agreement and the Kriegsman Agreement, respectively, and relating to the Zevra Agreement or to the Royalty.  As of the Closing Date, there are not, and have not been, any payments made by Zevra or Orphazyme to Assignor in respect of the Royalty.
(i)No Other Agreements.  Except as set forth on Schedule 3.1(i)(i) of the Disclosure Schedules, the Zevra Agreement is the only agreement, instrument, arrangement, waiver or understanding between Assignor (or any predecessor or Affiliate thereof), on the one hand, and Zevra (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof, and there are no other agreements, instruments, arrangements, waivers or understandings between Assignor (or any predecessor or any Affiliate thereof), on the one hand, and Zevra (or any predecessor or Affiliate thereof), on the other hand, that relate to the Zevra Agreement or the Royalty.  Assignor has not proposed or received any proposal, to amend or waive any provision of the Zevra Agreement, Biorex Agreement or Kriegsman Agreement in any manner that would result in a breach of this Agreement or otherwise reasonably be expected (with or without the giving of notice or the passage of time, or both) to have an Assignor Material Adverse Effect.
(ii)Licenses.  To the Knowledge of Assignor, there are no entered into by Assignor or any other Person (or any predecessor or Affiliate thereof) in respect of Assignor’s rights and obligations under the Zevra Agreement (including any Acquired Patents).
(iii)Validity; Enforceability. (i) the Zevra Agreement is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (ii) Assignor is not and, to the Knowledge of Assignor, Zevra is not is in breach of or default under the Zevra Agreement, and no event has occurred that with notice or lapse of time would constitute a breach thereof or default thereunder, or permit termination, modification, or acceleration, under the Zevra Agreement; (iii) no party to the Zevra Agreement has repudiated any provision of the Zevra Agreement and Assignor has not received any notice in connection with the Zevra Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Royalty without set-off of any kind.
(iv)Orphazyme Product. Arimoclomol is an Orphazyme Product.  Zevra and its Affiliates are required to pay milestone payments and royalties under Sections 2.6, 2.7 and 2.8 of the Zevra Agreement on the applicable milestones and on all Net Sales by or on behalf of them and any of their licensees of any Orphazyme Products on a country-by-country basis.  Assignor has the right to receive the royalties on Net Sales of the Orphazyme Products for so long as Zevra, one of its Affiliates or any of its or their licensees is selling the Orphazyme Products during the Royalty Term.
(v)No Liens or Assignments by the Assignor.  Assignor has not, except for Permitted Liens and as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens upon or security interests with respect to all or any portion of its right, title and interest in and to the Zevra Agreement or the Royalty.
(vi)No Waivers or Releases.  Assignor has not granted any material waiver under the Zevra Agreement and has not released Zevra, in whole or in part, from any of its material obligations under the Zevra Agreement.
(vii)No Breaches or Defaults; Timely Payments. There is and has been no material breach or default under any provision of the Zevra Agreement, the Biorex Agreement, or the Kriegsman Agreement, either by Assignor (or any predecessor thereof) or, to the Knowledge of Assignor, by Zevra, Orphazyme, Biorex, or Steven A. Kriegsman, as applicable (or any predecessor of each), and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by Assignor or, to the Knowledge of Assignor, by Zevra, Orphazyme, Biorex, or Steven A. Kriegsman, as applicable. All payments required to be paid by Assignor to Biorex pursuant to the Biorex Agreement and Steven A. Kriegsman pursuant to the Kriegsman Agreement with respect to the Royalty have been timely paid.
(viii)No Assignments by Zevra.  Assignor has not consented to any assignment or other transfer by Zevra or any of its predecessors of any of their rights or obligations under the Zevra Agreement, and, to the Knowledge of Assignor, Zevra has not assigned or otherwise transferred or granted any Liens upon or security interest with respect to any of its rights or obligations under the Zevra Agreement to any Person.
(ix)No Royalty Reductions.  To the Knowledge of Assignor, the amount of the Royalty due and payable under the Zevra Agreement is not, as of the Closing Date, subject to any claim against Assignor pursuant to any right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise (each, a “Royalty Reduction”).  To the Knowledge of Assignor, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Zevra to claim, or have the right to claim, a Royalty Reduction.
(x)No Liabilities. Except as disclosed in Schedule 3.1(i)(x) of the Disclosure Schedules, Assignor has no existing liabilities or obligations under the (i) the Zevra Agreement, (ii) the Biorex Agreement, and (ii) the Kriegsman Agreement and, in each case, no event has occurred that, upon notice or the passage of time or both, would reasonably be expected to result in any liability or obligation of Assignor or Assignee under such agreement.
(xi)No Disputes. Except as disclosed in Schedule 3.1(i)(xi) of the Disclosure Schedules, there have been no disputes or indemnity claims related to (i) the Zevra Agreement, (ii) the Biorex Agreement, and (iii) the Kriegsman Agreement and, in each case, no event has occurred that, upon notice or the passage of time or both, would reasonably be expected to result in any dispute or indemnity claim related to or under such agreement.

(j)Title to Zevra Agreement; Royalty. Assignor has good and marketable title to the Zevra Agreement and the Royalty free and clear of all Liens (other than Permitted Liens).  Upon payment of the Purchase Price by Assignee, Assignee will acquire, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Zevra Agreement, including the Royalty, free and clear of all Liens (other than Liens created by Assignee, if any).
(k)Intellectual Property. To the Knowledge of Assignor:
(i)Zevra is the sole owner of, and has the sole interest in, all of the Acquired Patents.
(ii)There are no pending or threatened litigations, interferences, reexamination, oppositions or like procedures involving any Acquired Patents.
(iii)All of the issued Acquired Patents are in full force and effect and have not lapsed, expired or otherwise terminated, and are valid and enforceable.  Neither Assignor nor Ophazyme or Zevra has received any written notice relating to the lapse, expiration or other termination of any of the Acquired Patents (excluding, with respect to patent applications during the period when such patent applications were pending, all office actions from the U.S. Patent & Trademark Office and any equivalent patent office in any other jurisdiction involving such Acquired Patents during routine patent prosecution), or any written legal opinion that alleges that any of the issued Acquired Patents is invalid or unenforceable.
(iv)there is no Person who is or claims to be an inventor under any of the Acquired Patents who is not a named inventor thereof.
(v)Neither Assignor nor Ophazyme or Zevra has received any written notice of any claim by any Person challenging the inventorship or ownership of, its rights in and to, or the patentability, validity or enforceability of, any issued Acquired Patent [***], or asserting that the development, manufacture, importation, sale, offer for sale or use of any Orphazyme Product infringes any patent or other intellectual property rights of such Person.
(vi)The discovery and development of the Orphazyme Products did not and does not infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any Third Party (other than Zevra).  Neither Assignor nor Ophazyme or Zevra has in-licensed any patents or other intellectual property rights covering the manufacture, use, sale, offer for sale or import of the Orphazyme Products.
(vii)The manufacture, use, marketing, sale, offer for sale, importation or distribution of the Orphazyme Products has not and will not, infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any other Person.
(viii)No Third Party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Acquired

Patents or any other patent right claiming the composition of matter of, or the method of making or using, any Orphazyme Product.
(ix)All required maintenance fees, annuities and like payments with respect to the Acquired Patents have been paid timely.
(l)Brokers’ Fees. Except for Roth Capital Partners, LLC, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Assignor who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
(m)No Tax Withholdings. To the Knowledge of Assignor, the amount payable by Zevra pursuant to the Zevra Agreement is not, as of the Closing Date, subject to any deduction of any withholding Taxes, value-added Taxes, or other Taxes under Section 2.17 of the Zevra Agreement.
(n)No Implied Representations and Warranties.  ASSIGNEE EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN Section 3.1, THE ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE ZEVRA AGREEMENT, ANY ACQUIRED PATENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. ASSIGNEE ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR FRAUD, WILLFUL MISCONDUCT, INTENTIONAL MISREPRESENTATION, INTENTIONAL BREACH, AND AS EXPRESSLY SET FORTH IN ANY REPRESENTATION OR WARRANTY IN Section 3.1, ASSIGNEE SHALL HAVE NO CLAIM OR RIGHT REGARDING LOSSES OR DAMAGES PURSUANT TO Section 5.1(a)  [***].
Section 3.2Assignee’s Representations and Warranties. Assignee represents and warrants to Assignor that as of the Closing Date:
(a)Existence; Good Standing. Assignee is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Assignee is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, an Assignee Material Adverse Effect.
(b)Authorization. Assignee has all requisite organizational power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary organizational action on the part of Assignee.

(c)Enforceability. The Agreement has been duly executed and delivered and constitutes a valid and binding obligation of Assignee enforceable against Assignee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.
(d)No Conflicts. The execution, delivery and performance by Assignee of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of Assignee, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to Assignee, or (iii) contravene or conflict with or constitute a material default under any other material contract or material agreement binding upon or applicable to Assignee.
(e)Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by Assignee in connection with (i) the execution and delivery by Assignee of this Agreement, (ii) the performance by Assignee of its obligations under this Agreement, or (iii) the consummation by Assignee of any of the transactions contemplated by this Agreement.
(f)Financing. Assignee has sufficient cash on hand to pay the entire Purchase Price.  Assignee acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
(g)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Assignee who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Article 4

COVENANTS
Section 4.1Disclosures. Except for a press release previously approved in form and substance by Assignor and Assignee or any other public announcement using substantially the same text as such press release, neither Assignee nor Assignor shall, and each party hereto shall cause its respective representatives, Affiliates and Affiliates’ representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall, if not prohibited by applicable law, allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance).
Section 4.2Payments Received by Assignor; Interest Payments.
(a)Commencing on the Closing Date and at all times thereafter, if any payment of any portion of the Royalty is made to Assignor, Assignor shall pay such amount to Assignee,

promptly (and in any event within ten (10) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by Assignee. Assignor shall notify Assignee of such wire transfer and provide reasonable details regarding the Royalty payment so received by Assignor.  Assignor agrees that, in the event any payment of the Royalty is paid to Assignor, Assignor shall (i) until paid to Assignee, hold such payment received in trust for the benefit of Assignee and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.
(b)A late fee of 4% over the Prime Rate shall accrue on all unpaid amounts with respect to any sum payable under Section 4.2(a) beginning five (5) Business Days after receipt of such payment received in error.
Section 4.3Reports; Other Information; Notices. Promptly (and in any event within five (5) Business Days) following the receipt by Assignor of any report, notice, correspondence or confidential information provided by Zevra under the Zevra Agreement or by Biorex or Steven A. Kriegsman related to the Zevra Agreement and any material report, notice or correspondence by Biorex or Steven A. Kriegsman, Assignor shall furnish a true, correct and complete copy of the same to Assignee. Promptly (and in any event within five (5) Business Days) following the receipt by Assignee of any report, notice, correspondence or confidential information related to either the NDA Milestone or Commercial Sale Milestone provided by Zevra under the Zevra Agreement, Assignee shall furnish a true, correct and complete copy of the same to Assignor.
Section 4.4Instruction Letter. On the Closing Date, Assignor shall deliver to Assignee an instruction letter, in substantially the form attached hereto as Exhibit C (the “Zevra Instruction”), duly executed by Assignor, instructing Zevra to pay the Royalty to the account specified by Assignee, which shall be delivered to Zevra thereafter. Promptly upon execution of the Escrow Agreement, Assignee shall deliver to Zevra an instruction letter, in substantially similar form to the Zevra Instruction, duly executed by Assignee, instructing Zevra to pay the Royalty to the Escrow Account.
Section 4.5FDA Review. Assignee shall promptly (and in any event within five (5) Business Days) notify Assignor of communication from Zevra to Assignee indicating the NDA Milestone has been achieved.
Section 4.6First Commercial Sale. Assignee shall promptly (and in any event within five (5) Business Days) notify Assignor of communication from Zevra to Assignee indicating the Commercial Sale Milestone has been achieved.
Section 4.7Payments to Kriegsman; Biorex.
(a)[***]
Section 4.8Legal Opinions. On the Closing Date, Haynes and Boone LLP, as counsel to the Assignor, and Richards, Layton & Finger, P.A., as Delaware counsel to the Assignor, shall deliver to the Assignee duly executed legal opinions in the form previously agreed by the parties hereto, including an opinion by Richards, Layton & Finger, P.A. that the authorization by the stockholders of the Assignor of the transactions contemplated hereby is not required under Section 271 of the Delaware General Corporation Law.

Section 4.9Further Assurances. After the Closing Date, Assignor and Assignee agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.
Section 4.10Escrow Agreement. Assignor and Assignee agree to negotiate and enter into an Escrow Agreement within thirty (30) days of the Closing Date.
Section 4.11Closing Certificates.  On the Closing Date: (i) the Assignor shall deliver to the Assignee a certificate of an authorized officer of the Assignor, dated as of the Closing Date, certifying (A) as to the incumbency of the officer of the Assignor executing this Agreement, and (B) as to the attached copies of Assignor’s certificate of incorporation, bylaws and resolutions adopted by the Assignor’s board of directors authorizing the execution and delivery by the Assignor of this Agreement and the consummation by the Assignor of the transactions contemplated hereby; and (ii) the Assignee shall deliver to the Assignor a certificate of an authorized officer of Assignee, dated as of the Closing Date, certifying as to the incumbency of the officer of the Assignee executing this Agreement.
Article 5

INDEMNIFICATION

Section 5.1General Indemnity. Subject to Section 5.3, from and after the Closing Date:
(a)Assignor hereby agrees to indemnify, defend and hold harmless Assignee and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Assignee Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by Assignee Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of Assignor in this Agreement, (ii) any breach of any of the covenants or agreements of Assignor in this Agreement, and (iii) any Excluded Liabilities and Obligations; provided, however, that the foregoing shall exclude any indemnification to any Assignee Indemnified Party (i) that results from the gross negligence or willful misconduct of an Assignee Indemnified Party or (ii) that results from acts or omissions of Assignor or any of its Affiliates that are in accordance with specific written instructions from any Assignee Indemnified Party (unless Assignor is otherwise liable for such Losses pursuant to the terms of this Agreement); and
(b)Assignee hereby agrees to indemnify, defend and hold harmless Assignor and its Affiliates and its and their directors, officers, agents and employees (“Assignor Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by Assignor Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of Assignee in this Agreement or (ii) any breach of any of the covenants or agreements of Assignee in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Assignor Indemnified Party (i) that results from the gross negligence or willful misconduct of an Assignor Indemnified Party or (ii) that results from acts or omissions of Assignee or any of its Affiliates that are in accordance with specific written instructions from any Assignor Indemnified Party (unless Assignee is otherwise liable for such Losses pursuant to the terms of this Agreement).

Section 5.2Notice of Claims.  If either an Assignee Indemnified Party, on the one hand, or an Assignor Indemnified Party, on the other hand (such Assignee Indemnified Party on the one hand and such Assignor Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 5, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 5 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred.  If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Article 5, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding.  A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 5.2 shall not limit the obligation of the Indemnifying Party under this Article 5, except to the extent such Indemnifying Party is actually prejudiced thereby.
Section 5.3Limitations on Liability.  Other than with respect to Excluded Liabilities and Obligations, Losses due to any fraud, willful misconduct, intentional misrepresentation or intentional breach, no party hereto shall be liable for any consequential, punitive, indirect, special or incidental damages under this Article 5 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article 5) in or pursuant to this Agreement, except in respect of a claim for fraud, willful misconduct, intentional misrepresentation, or to the extent a court of competent jurisdiction awards such damages to a Third Party. Notwithstanding the foregoing, the parties hereto acknowledge and agree that (x) Assignee’s Losses, if any, will typically include Losses for Royalty payments that Assignee was entitled to receive or would have received absent such breach, in each case in respect of its ownership of the Royalty, as well as expenses incurred in connection with enforcement of this Agreement, and (y) Assignee shall be entitled to make claims for all such missing, delayed or diminished Royalty payments as Losses hereunder, and such missing, delayed or diminished Royalty payments shall not be deemed consequential (including lost profits), punitive, special or incidental damages. Other than with respect to Excluded Liabilities and Obligations, Losses due to any fraud, willful misconduct, intentional misrepresentation or intentional breach, in no event shall Assignor’s aggregate liability for Losses under Section 5.1(a)(i) or Assignee’s aggregate liability for Losses under Section 5.1(b)(i) exceed [***].
Section 5.4Third Party Claims. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 5.1(a) of the commencement of any action, suit or proceeding against such Indemnified Party by a Third Party with respect to which such Indemnified Party intends to claim any Loss under this Article 5, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.  So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 5.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the other unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party.  In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (ii) subject to the limitations set forth in Section 5.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article 5.
Section 5.5Exclusive Remedy.  Except as set forth in Section 6.12, from and after the Closing Date, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 5 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after the Closing Date, any other claim or action in respect of any such breach.  Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this Article 5.
Section 5.6Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the Closing Date solely for purposes of Section 5.1 and shall terminate on the date that is eighteen (18) months after the Closing Date (other than any representation or warranty with respect to any Assignor Fundamental Representations and any Assignee Fundamental Representations, which shall survive solely for purposes of Section 5.1 and shall terminate on the date that is five (5) years from the date the Royalty Purchase Agreement is terminated. No party hereto shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other party hereto shall have delivered a notice to such party, pursuant to this Article 5, claiming such liability or obligation under Section 5.1 prior to the date that is eighteen (18) months after the Closing Date (other than any liability or obligation of any nature with respect to any Assignor Fundamental Representations, any Assignee Fundamental Representations, or any Excluded Liability and Obligations, as to which such notice may be delivered at any time prior to the date that is five (5) years after the termination of the Royalty Purchase Agreement).

Article 6

MISCELLANEOUS
Section 6.1Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;” (b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;” (c) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) definitions are applicable to the singular as well as the plural forms of such terms; (f) unless otherwise indicated, references to an “Article”, “Section”, “Schedule” or “Exhibit” refer to an Article or Section of, or a Schedule or Exhibit to, this Agreement; (g) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (h) references to a contract, license, indenture, instrument or agreement mean such contract, license, indenture, instrument or agreement as from time to time amended, modified or supplemented, in each case to the extent not prohibited thereby or by this Agreement; (i) references to an agreement or other document include references to any annexes, exhibits and schedules attached thereto; and (j) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
Section 6.2Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and any Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.
Section 6.3Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 6.3:

If to Assignor, to it at:

LadRx Corporation
11726 San Vicente Blvd, Suite 650
Los Angeles, CA 90049
Attention: [***]
Email: [***]

With a copy to:

Haynes and Boone, LLP
30 Rockefeller Plaza
New York, NY 10112

Attention: [***]
Email: [***]

If to Assignee, to it at:

Xoma (US) LLC
2200 Powell Street, Suite 310
Emeryville, CA 94608
Attention: Legal Department; [***]
Email: [***]

With a copy to:

Gibson, Dunn & Crutcher LLP

555 Mission Street, 30th Floor

San Francisco, California 94105

Attention: [***]
E-mail: [***]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, or (iii) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 6.4Expenses. Upon the Closing Date, Assignor shall promptly reimburse Assignee for all its reasonable and documented out-of-pocket fees, costs, and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby [***] for this Agreement and the Royalty Purchase Agreement (“Transaction Expenses”). For the avoidance of doubt, Assignee shall have the right to deduct Transaction Expenses from payment of the Purchase Price. In the event the transactions contemplated hereby are not consummated, Assignor shall promptly reimburse Assignee for Transaction Expenses incurred prior to the cessation of discussions regarding the transactions contemplated hereby.
Section 6.5Assignment Neither party shall sell, convey, assign, dispose, pledge, hypothecate or otherwise transfer all or any portion of its interest in this Agreement to any Third Party without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Assignee may assign this Agreement, provided that Assignee promptly thereafter notifies Assignor and any such assignee promptly thereafter agrees in writing to be bound by the obligations of Assignee contained in this Agreement, and in any event such assignment shall be of the Agreement in its entirety. Any purported sale, conveyance, assignment, disposition, pledge, hypothecation or transfer in violation of this Section 6.5 shall be null and void.
Section 6.6Amendment and Waiver.

(a)This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.
(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.
Section 6.7Entire Agreement. This Agreement and the Exhibits and Schedules annexed hereto constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
Section 6.8No Third Party Beneficiaries. This Agreement is for the sole benefit of Assignor and Assignee and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.
Section 6.9Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 6.10Jurisdiction; Venue.
(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND ASSIGNEE AND ASSIGNOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. ASSIGNEE AND ASSIGNOR HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF ASSIGNEE AND ASSIGNOR HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. ASSIGNEE AND ASSIGNOR AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON ASSIGNEE OR ASSIGNOR IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO Section 6.3 HEREOF.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF ASSIGNEE AND ASSIGNOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Section 6.11Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section 6.12Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 5.5, each of the parties agrees that, without posting bond or other undertaking, the other party shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law will be adequate.
Section 6.13Relationship of Parties. The relationship between Assignee and Assignor is solely that of purchaser and seller, and neither Assignee nor Assignor has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute Assignee and Assignor as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. Assignee and Assignor agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity. If there is an inquiry by any Governmental Entity of Assignee or Assignor related to the treatment of the transactions contemplated by this Agreement for Tax purposes, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner.
Section 6.14Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

ASSIGNOR:

LADRX CORPORATION

By: /s/ Stephen Snowdy
Name: Dr. Stephen Snowdy
Title: Chief Executive Officer

[Signature Page to Assignment and Assumption Agreement]

ASSIGNEE:

XOMA (US) LLC

By: /s/ Bradley Sitko
Name: Bradley Sitko
Title: Chief Investment Officer

[Signature Page to Assignment and Assumption Agreement]

Schedule 1.1

[***]

Disclosure Schedules

See attached.

Exhibit A

Account

[***]

3

Exhibit B

Zevra Agreement

See attached.

4

Exhibit C

Form of Zevra Instruction

[***]